Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Fourth QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.65 per Share for First Quarter 2024

Base Dividend of $0.43 and Supplemental Dividend of $0.22 Per Share

EVANSTON, Ill., February 29, 2024 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Highlights

•
Total investment income of $36.3 million
•
Net investment income of $16.9 million, or $0.58 per share
•
Adjusted net investment income of $18.8 million, or $0.65 per share(1)
•
Invested $132.7 million in debt and equity securities, including six new portfolio companies
•
Received proceeds from repayments and realizations of $112.5 million
•
Paid total dividends of $0.80 per share: regular quarterly dividend of $0.43, supplemental dividend of $0.27, and special dividend of $0.10 per share on December 27, 2023
•
Net asset value (“NAV”) of $589.5 million, or $19.37 per share, as of December 31, 2023

Full Year 2023 Financial Highlights

•
Total investment income of $130.1 million
•
Net investment income of $65.1 million, or $2.47 per share
•
Adjusted net investment income of $67.5 million, or $2.56 per share(1)
•
Invested $336.7 million in debt and equity securities, including 16 new portfolio companies
•
Received proceeds from repayments and realizations of $258.9 million
•
Paid total dividends of $2.88 per share: regular quarterly dividends totaling $1.66, supplemental dividends of $0.82, and special dividends of $0.40 per share
•
Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2023 of $41.6 million, or $1.37 per share

Management Commentary

“We continued to build our portfolio of income-producing assets and equity investments during the fourth quarter and ended the year with $957.9 million of assets under management on a fair value basis. Our enlarged debt portfolio generated adjusted NII of $0.65 per share, well in excess of the base dividend of $0.43 per share,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “For the year, we grew adjusted NII per share by 36.2% to $2.56 per share, realized net gains of $0.85 per share and distributed a total of $2.88 per share to our shareholders, demonstrating our ability to grow while maintaining an overall healthy portfolio. For 2024, we are well positioned to continue selectively growing the portfolio and intend to remain focused on our long-term goals of growing net asset value over time, preserving capital and delivering attractive risk-adjusted returns to our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2023 Financial Results

The following table provides a summary of our operating results for the three months ended December 31, 2023, as compared to the same period in 2022 (dollars in thousands, except per share data):

	Three Months Ended December 31,
	2023	2022	$ Change	% Change
Interest income	$29,511	$24,379	$5,132	21.1%
Payment-in-kind interest income	1,973	336	1,637	487.2%
Dividend income	265	204	61	29.9%
Fee income	3,522	2,033	1,489	73.2%
Interest on idle funds	1,040	522	518	99.2%
Total investment income	$36,311	$27,474	$8,837	32.2%

Net investment income	$16,939	$12,484	$4,455	35.7%
Net investment income per share	$0.58	$0.51	$0.07	13.7%

Adjusted net investment income (1)	$18,837	$12,645	$6,192	49.0%
Adjusted net investment income per share (1)	$0.65	$0.51	$0.14	27.5%

Net increase (decrease) in net assets resulting from operations	$26,430	$4,723	$21,707	459.6%
Net increase (decrease) in net assets resulting from operations per share	$0.91	$0.19	$0.72	378.9%

The $8.8 million increase in total investment income for the three months ended December 31, 2023, as compared to the same period in 2022 was primarily attributable to (i) a $6.8 million increase in total interest income (which includes payment -in-kind interest income) resulting from an increase in average debt investment balances outstanding and an increase in weighted average yield on debt investment balances outstanding, (ii) a $0.1 million increase in dividend income due to increased levels of distributions received from equity investments, (iii) a $1.5 million increase in fee income resulting from an increase in amendment and origination fees, and (iv) a $0.5 million increase in interest on idle funds due to an increase in weighted average interest on cash balances outstanding.

For the three months ended December 31, 2023, total expenses, including the base management fee waiver and income tax provision, were $19.4 million, an increase of $4.4 million, or 29.2% from the $15.0 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended December 31, 2022. The increase was primarily attributable to (i) a $1.1 million increase in interest and financing expenses, (ii) a $0.4 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $1.6 million increase in the income incentive fee and a $1.7 million increase in capital gains incentive fee accrued, (iv) a $0.1 million decrease in professional fees, and (v) a $0.4 million decrease in excise tax provision.

Net investment income increased by $4.4 million, or 35.7%, to $16.9 million during the three months ended December 31, 2023 as compared to the same period in 2022, as a result of the $8.8 million increase in total investment income, partially offset by the $4.4 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.65 per share compared to $0.51 per share in the prior year.

For the three months ended December 31, 2023, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $19.7 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains and income tax (provision) from deemed distribution of long term capital gains, of $(9.9) million for the same period in 2022.

Full Year 2023 Financial Results

The following table provides a summary of our operating results for the year ended December 31, 2023 as compared to the same period in 2022 (dollars in thousands, except per share data):

	Years Ended December 31,
	2023	2022	$ Change	% Change
Interest income	$109,947	$82,344	$27,603	33.5%
Payment-in-kind interest income	6,634	1,663	4,971	298.9%
Dividend income	1,215	1,614	(399)	(24.7%)
Fee income	9,450	7,982	1,468	18.4%
Interest on idle funds	2,864	534	2,330	436%
Total investment income	$130,110	$94,137	$35,973	38.2%

Net investment income	$65,106	$46,549	$18,557	39.9%
Net investment income per share	$2.47	$1.90	$0.57	30.0%

Adjusted net investment income (1)	$67,511	$46,117	$21,394	46.4%
Adjusted net investment income per share (1)	$2.56	$1.88	$0.68	36.2%

Net increase in net assets resulting from operations	$77,133	$35,822	$41,311	115.3%
Net increase in net assets resulting from operations per share	$2.93	$1.46	$1.47	100.7%

The $36.0 million increase in total investment income for the year ended December 31, 2023 as compared to the same period in 2022 was primarily attributable to (i) a $32.6 million increase in total interest income resulting from an increase in average debt investment balances outstanding and a higher weighted average yield on debt investment balances outstanding (ii) a $0.4 million decrease in dividend income due to decreased levels of distributions received from equity investments, (iii) a $1.5 million increase in fee income resulting from an increase in origination, amendment, and prepayment fee income and (iv) a $2.3 million increase in interest on idle funds due to an increase in average cash balances and the weighted average interest on cash balances outstanding.

For the year ended December 31, 2023, total expenses, including the base management waiver and income tax provision, were $65.0 million, an increase of $17.4 million or 36.6%, from the $47.6 million of total expenses, including income tax provision, for the year ended December 31, 2022. The increase was primarily attributable to (i) a $4.0 million increase in interest and financing expenses, (ii) a $1.7 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $8.2 million increase in income incentive fees and a $2.8 million increase in capital gains incentive fees, (iv) a $0.5 million increase in professional fees, and (v) a $0.4 million decrease in excise tax provision.

Net investment income increased by $18.6 million, or 39.9%, to $65.1 million during the year ended December 31, 2023 as compared to the same period in 2022, as a result of the $36.0 million increase in total investment income, partially offset by the $17.4 million increase in total expenses, including the base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, increased by $21.4 million, or 46.4%, to $67.5 million.

For the year ended December 31, 2023, the total net realized gain on investments, net of income tax provision on realized gains, was $22.4 million, as compared to total net realized gain on investments, net of income tax provision on realized gains and income tax provision from deemed distribution of long term capital gains, of $55.2 million for the same period in 2022.

Portfolio and Investment Activities

As of December 31, 2023, the fair value of our investment portfolio totaled $957.9 million and consisted of 81 active portfolio companies and one portfolio company that has sold its underlying operations. Our total portfolio investments at fair value were approximately 102.3% of the related cost basis as of December 31, 2023. As of December 31, 2023, the debt investments of 46 portfolio companies bore interest at a variable rate, which represented $629.3 million, or 75.6%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of December 31, 2023, our average active portfolio company investment at amortized cost was $11.6 million, which excludes investments in one portfolio company that has sold its underlying operations. The weighted average yield on debt investments was 14.2% as of December 31, 2023. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2023, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Fourth quarter 2023 investment activity included the following new portfolio company investments:

•
Ad Info Parent, Inc. (dba MediaRadar), a provider of advertising intelligence, research, and sales enablement solutions to media sellers, agencies, brands, and ad tech companies. Fidus invested $13.8 million in first lien debt and preferred equity and made additional commitments up to $1.4 million in first lien debt.
•
Bad Boy Mowers JV Acquisition, LLC, a leading manufacturer and distributor of high-performance zero-turn radius (ZTR) lawnmowers and other outdoor power equipment. Fidus invested $14.3 million in subordinated debt and preferred equity.
•
Barefoot Mosquito and Pest Control, LLC, a leading provider of naturally-based mosquito and pest control solutions throughout Texas. Fidus invested $30.5 million in first lien debt and preferred equity and made additional commitments up to $1.5 million in first lien debt.
•
301 Edison Holdings Inc. (dba LGG Industrial), a leading value-added distributor of industrial and hydraulic hoses, gaskets, and material handling solutions. Fidus invested $14.0 million in first lien debt and preferred equity.
•
GMP HVAC, LLC (dba McGee Heating and Air, LLC), a leading regional, residential HVAC services provider. Fidus invested $4.0 million in first lien debt and preferred equity and made additional commitments up to $1.0 million in first lien debt.
•
White Label Communication, LLC, a provider of private label communication solutions to managed service providers. Fidus invested $18.0 million in first lien debt, common equity, and preferred equity.

Liquidity and Capital Resources

As of December 31, 2023, we had $119.1 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of December 31, 2023, we have received net proceeds of $110.4 million from the equity at-the-market program (the “ATM Program”). As of December 31, 2023, we had SBA debentures outstanding of $210.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of December 31, 2023, the weighted average interest rate on total debt outstanding was 4.3%.

Subsequent Events

On January 3, 2024, we invested $5.0 million in first lien debt, $1.5 million in preferred equity, and committed up to $2.5 million in first lien debt of Janus Health Technologies, Inc., a leading provider of SaaS-based revenue cycle management solutions to healthcare systems and outsourced RCM service providers.

On January 8, 2024, we exited our debt and equity investments in Applied Data Corporation. We received payment in full of $21.5 million on our first lien debt, which included a prepayment fee. We received a distribution on our common and preferred equity investments for a realized gain of approximately $1.5 million.

On February 23, 2024, we invested $10.0 million in first lien debt, $0.5 million in common equity, and committed up to $1.0 million in first lien debt of a leading provider of professional food service sales and marketing service.

On February 28, 2024, we repaid $35.0 million of SBA debentures with a weighted average interest rate of 3.187% which would have matured on dates ranging from March 2026 to September 2027.

For the period from January 1, 2024, to February 28, 2024, we sold a total of 207,530 shares of our common stock under the ATM Program for gross proceeds of approximately $4.1 million and net proceeds of approximately $4.1 million, after deducting commissions to the sales agents on shares sold and offering expenses.

First Quarter 2024 Dividends Totaling $0.65 Per Share Declared

On February 13, 2024, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.22 per share for the first quarter. The dividends will be payable on March 27, 2024, to stockholders of record as of March 20, 2024.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2024 taxable income, as well as the tax attributes for 2024 dividends, will be made after the close of the 2024 tax year. The final tax attributes for 2024 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2023 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 1, 2024. To participate in the conference call, please dial (866) 652-5200 approximately 10 minutes prior to the call. International callers should dial (412) 317-6011. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), and the impact of interest rate volatility, including the decommissioning of LIBOR and rising interest rates and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31,	December 31,
	2023	2022
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $17,915, respectively)	$—	$—
Affiliate investments (cost: $46,485 and $55,804, respectively)	83,876	101,590
Non-control/non-affiliate investments (cost: $883,312 and $754,974, respectively)	874,030	758,739
Total investments, at fair value (cost: $936,629 and $828,693, respectively)	957,906	860,329
Cash and cash equivalents	119,131	62,350
Interest receivable	11,965	11,826
Prepaid expenses and other assets	1,896	1,455
Total assets	$1,090,898	$935,960
LIABILITIES
SBA debentures, net of deferred financing costs	$204,472	$148,476
Notes, net of deferred financing costs	247,243	246,128
Borrowings under Credit Facility, net of deferred financing costs	(1,082)	(1,380)
Secured borrowings	15,880	16,880
Accrued interest and fees payable	5,924	4,747
Base management fee payable, net of base management fee waiver – due to affiliate	4,151	3,769
Income incentive fee payable – due to affiliate	4,570	3,035
Capital gains incentive fee payable – due to affiliate	17,509	22,659
Administration fee payable and other, net – due to affiliate	789	576
Taxes payable	1,227	9,937
Accounts payable and other liabilities	741	790
Total liabilities	$501,424	$455,617
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 30,438,979 and 24,727,788 shares
issued and outstanding at December 31, 2023 and December 31, 2022, respectively)	$31	$25
Additional paid-in capital	504,298	395,916
Total distributable earnings	85,145	84,402
Total net assets	589,474	480,343
Total liabilities and net assets	$1,090,898	$935,960
Net asset value per common share	$19.37	$19.43

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	858	1,031	4,026	3,464
Non-control/non-affiliate investments	28,653	23,348	105,921	78,880
Total interest income	29,511	24,379	109,947	82,344
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	—	—	30
Non-control/non-affiliate investments	1,973	336	6,634	1,633
Total payment-in-kind interest income	1,973	336	6,634	1,663
Dividend income
Control investments	—	—	—	—
Affiliate investments	—	—	519	725
Non-control/non-affiliate investments	265	204	696	889
Total dividend income	265	204	1,215	1,614
Fee income
Control investments	—	—	—	—
Affiliate investments	5	5	65	457
Non-control/non-affiliate investments	3,517	2,028	9,385	7,525
Total fee income	3,522	2,033	9,450	7,982
Interest on idle funds	1,040	522	2,864	534
Total investment income	36,311	27,474	130,110	94,137
Expenses:
Interest and financing expenses	5,988	4,928	22,749	18,665
Base management fee	4,222	3,844	16,288	14,568
Incentive fee - income	4,570	3,035	16,529	8,318
Incentive fee (reversal) - capital gains	1,898	161	2,405	(432)
Administrative service expenses	681	490	2,353	1,902
Professional fees	862	917	2,906	2,463
Other general and administrative expenses	258	275	1,031	994
Total expenses before base management fee waiver	18,479	13,650	64,261	46,478
Base management fee waiver	(71)	(74)	(287)	(302)
Total expenses, net of base management fee waiver	18,408	13,576	63,974	46,176
Net investment income before income taxes	17,903	13,898	66,136	47,961
Income tax provision (benefit)	964	1,414	1,030	1,412
Net investment income	16,939	12,484	65,106	46,549
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	(294)	(11,458)	48
Affiliate investments	446	(7)	546	39,833
Non-control/non-affiliate investments	19,358	716	34,983	25,754
Total net realized gain (loss) on investments	19,804	415	24,071	65,635
Income tax (provision) benefit from realized gains on investments	(93)	(1,720)	(1,662)	(1,841)
Net change in unrealized appreciation (depreciation):
Control investments	—	(10,852)	11,083	(13,233)
Affiliate investments	714	6,034	(8,395)	(35,979)
Non-control/non-affiliate investments	(10,934)	6,930	(13,047)	(16,490)
Total net change in unrealized appreciation (depreciation) on investments	(10,220)	2,112	(10,359)	(65,702)
Net gain (loss) on investments	9,491	(7,761)	12,050	(10,476)
Realized losses on extinguishment of debt	—	—	(23)	(251)
Net increase (decrease) in net assets resulting from operations	$26,430	$4,723	$77,133	$35,822
Per common share data:
Net investment income per share-basic and diluted	$0.58	$0.51	$2.47	$1.90
Net increase in net assets resulting from operations per share — basic and diluted	$0.91	$0.19	$2.93	$1.46
Dividends declared per share	$0.80	$0.18	$2.88	$2.00
Weighted average number of shares outstanding — basic and diluted	28,961,411	24,559,486	26,365,269	24,468,172

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and twelve months ended December 31, 2023 and 2022.

	($ in thousands)		($ in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Net investment income	$16,939	$12,484	$65,106	$46,549
Capital gains incentive fee expense (reversal)	1,898	161	2,405	(432)
Adjusted net investment income (1)	$18,837	$12,645	$67,511	$46,117

	(Per share)		(Per share)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Net investment income	$0.58	$0.51	$2.47	$1.90
Capital gains incentive fee expense (reversal)	0.07	-	0.09	(0.02)
Adjusted net investment income (1)	$0.65	$0.51	$2.56	$1.88

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com